Exhibit 23.4

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated February 26, 2014 with respect to the consolidated financial statements and financial statement schedule of American Realty Capital Healthcare Trust, Inc. included in the Current Report on Form 8-K dated September 16, 2014 of Ventas, Inc., which is incorporated by reference in this Registration Statement. We consent to the incorporation by reference in the Registration Statement of the aforementioned report, and to the use of our name as it appears under the caption “Experts.”

/s/ Grant Thornton LLP

New York, New York
December 5, 2014